Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2017 FIRST QUARTER RESULTS

Fiscal 2017 first quarter revenues of $153.6 million

Fiscal 2017 first quarter operating income of $74.5 million

Fiscal 2017 first quarter adjusted operating income of $78.9 million

NEW YORK, N.Y., November 3, 2016 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal first quarter ended September 30, 2016.

For the fiscal 2017 first quarter, MSG Networks Inc. generated revenues of $153.6 million, an increase of 4% as compared with the prior year period. In addition, the Company generated operating income of $74.5 million, adjusted operating income of $78.9 million and income from continuing operations of $40.4 million.(1)

For the three months ended September 30, 2015, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for this period include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2017 first quarter and does not expect to incur in future periods, but did not meet the criteria for inclusion in discontinued operations. The reported financial results of MSG Networks Inc. for the three months ended September 30, 2016 reflect the Company’s results on a standalone basis, including the Company’s actual corporate overhead.

President and CEO Andrea Greenberg said, “We are pleased with the Company’s start to fiscal 2017 as we continued to build on last year’s strong financial performance with solid revenue and operating results for the first quarter. With the NBA and NHL seasons now underway, we remain focused on capitalizing on our unique position with advertisers and affiliates - as a provider of exclusive live sports content in the nation’s number one media market - to generate significant value for our shareholders.”

Fiscal Year 2017 First Quarter Results
(In thousands, except per share data)	Three Months Ended September 30,
2016
Revenues	$153,578
Operating income	74,507
Adjusted operating income	78,861
Income from continuing operations	40,361
Diluted EPS from continuing operations	$0.54

1.	The Company formerly referred to adjusted operating income as adjusted operating cash flow. The components of adjusted operating income are identical to the components of adjusted operating cash flow. See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Continuing Operations

Fiscal 2017 first quarter total revenues of $153.6 million increased 4%, or $5.4 million, as compared with the prior year period. Affiliation fee revenue increased $5.7 million, primarily due to higher affiliation rates, partially offset by the impact of a low single digit percentage decrease in subscribers versus the prior year period. Advertising revenue increased $0.2 million while other revenues decreased $0.5 million.

Direct operating expenses of $60.9 million increased 1%, or $0.8 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense, partially offset by other programming-related cost decreases.

Selling, general and administrative expenses of $15.6 million decreased 62%, or $25.6 million, as compared with the prior year period, primarily due to the absence of certain corporate overhead expenses included in the results of the prior year first quarter. As noted above, fiscal 2016 first quarter reported results from continuing operations include certain corporate expenses that MSG Networks Inc. did not incur during the current year first quarter and does not expect to incur in future periods. Partially offsetting this decrease in expenses are corporate costs which were incurred during the fiscal 2017 first quarter by MSG Networks Inc. as a standalone public company.

Operating income of $74.5 million increased 76%, or $32.3 million, and adjusted operating income of $78.9 million increased 54%, or $27.7 million, both as compared with the prior year period, primarily due to lower selling, general and administrative expenses and, to a lesser extent, higher revenues, partially offset by higher direct operating expenses.

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSG) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSG and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 145 New York Emmy Awards over the past nine years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income as adjusted operating cash flow. The components of adjusted operating income are identical to the components of adjusted operating cash flow.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities from continuing operations less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. Net cash provided by operating activities from continuing operations excludes net cash provided by operating activities of discontinued operations. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities from continuing operations, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 98556936

Conference call replay number is 855-859-2056 / Conference ID Number 98556936 until November 10, 2016

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Revenues	$153,578	$148,147
Direct operating expenses	60,934	60,102
Selling, general and administrative expenses	15,559	41,118
Depreciation and amortization	2,578	4,679

Operating income	74,507	42,248
Other income (expense):
Interest income	627	536
Interest expense	(9,515)	(1,857)

Interest expense, net	(8,888)	(1,321)

Income from continuing operations before income taxes	65,619	40,927
Income tax benefit (expense)	(25,258)	404

Income from continuing operations	40,361	41,331
Loss from discontinued operations, net of taxes	(120)	(161,017)

Net income (loss)	$40,241	$(119,686)

Earnings (loss) per share:
Basic
Income from continuing operations	$0.54	$0.55
Loss from discontinued operations	—	(2.13)
Net income (loss)	$0.54	$(1.58)
Diluted
Income from continuing operations	$0.54	$0.54
Loss from discontinued operations	—	(2.12)
Net income (loss)	$0.53	$(1.58)
Weighted-average number of common shares outstanding:
Basic	75,103	75,521
Diluted	75,412	75,902

Note: For the three months ended September 30, 2015, the reported financial results of MSG Networks Inc. reflect the results of the sports and entertainment businesses of The Madison Square Garden Company as discontinued operations. Please note that results from continuing operations for this period include certain corporate overhead expenses that MSG Networks Inc. did not incur in the fiscal 2017 first quarter and does not expect to incur in future periods, but did not meet the criteria for inclusion in discontinued operations.

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended September 30,
	2016	2015
Operating income	$74,507	$42,248
Share-based compensation	1,776	4,247
Depreciation and amortization	2,578	4,679

Adjusted operating income	$78,861	$51,174

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2016	June 30, 2016
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$155,475	$119,568
Accounts receivable, net	101,186	101,427
Net related party receivables	3,064	15,492
Prepaid income taxes	22,333	28,384
Prepaid expenses	13,180	13,188
Other current assets	2,753	3,053

Total current assets	297,991	281,112
Property and equipment, net	13,983	14,154
Amortizable intangible assets, net	43,258	44,123
Goodwill	424,508	424,508
Other assets	42,312	42,645

Total assets	$822,052	$806,542

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$998	$2,043
Net related party payables	6,612	4,302
Current portion of long-term debt	72,414	64,914
Income taxes payable	3,654	8,662
Accrued liabilities:
Employee related costs	7,379	10,340
Other accrued liabilities	13,746	15,991
Deferred revenue	5,016	6,143

Total current liabilities	109,819	112,395
Long-term debt, net of current portion	1,394,742	1,412,845
Defined benefit and other postretirement obligations	30,862	31,827
Other employee related costs	4,998	5,550
Related party payable	—	1,710
Other liabilities	5,538	5,612
Deferred tax liability	356,348	356,561

Total liabilities	1,902,307	1,926,500

Commitments and contingencies
Stockholders’ Deficiency
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,482 and 61,354 shares outstanding as of September 30, 2016 and June 30, 2016, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of September 30, 2016 and June 30, 2016	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	—	—
Treasury stock, at cost, 2,778 and 2,905 shares as of September 30, 2016 and June 30, 2016, respectively	(197,857)	(207,796)
Accumulated deficit	(875,686)	(905,352)
Accumulated other comprehensive loss	(7,491)	(7,589)

Total stockholders’ deficiency	(1,080,255)	(1,119,958)

Total liabilities and stockholders’ deficiency	$822,052	$806,542

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Three Months Ended September 30,

	2016	2015
Net cash provided by operating activities from continuing operations	$50,824	$78,849
Net cash used in investing activities from continuing operations	(1,726)	(1,450)
Net cash used in financing activities from continuing operations	(12,252)	(29,187)

Net cash provided by continuing operations	36,846	48,212

Net cash used in discontinued operations	(939)	(53,540)

Cash and cash equivalents at beginning of period	119,568	218,685

Cash and cash equivalents at end of period	$155,475	$213,357

Free Cash Flow

	Three Months Ended September 30,

	2016	2015
Net cash provided by operating activities from continuing operations	$50,824	$78,849
Less: Capital expenditures	(1,726)	(1,450)

Free cash flow	$49,098	$77,399

Capitalization

September 30, 2016

Cash and cash equivalents	$155,475
Credit facility debt(a)	1,477,500

Net debt	$1,322,025

Annualized adjusted operating income(b)	$325,122

Leverage ratio(c)	4.1x

(a)	Represents aggregate principal amount of the debt outstanding.
(b)	Represents reported adjusted operating income for the trailing twelve months.
(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.